UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2013

GTx, Inc.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-50549 (Commission File Number)	62-1715807 (I.R.S. Employer Identification No.)

175 Toyota Plaza 7th Floor Memphis, Tennessee (Address of principal executive offices)	38103 (Zip Code)

Registrant’s telephone number, including area code: (901) 523-9700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation. On February 11, 2013, Timothy R. G. Sear notified GTx, Inc. (the “Company”) of his decision to resign as a member of the Company’s Board of Directors (the “Board”), effective February 14, 2013. Mr. Sear’s decision to resign was for personal reasons and was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

At the effective time of Mr. Sear’s resignation, he served as a member of Audit Committee (and of the Compensation Committee) of the Board. In connection with Mr. Sear’s resignation, the Board appointed Barrington J. A. Furr to serve as a member of the Audit Committee of the Board effective February 14, 2013, thereby maintaining three independent members of the Board on the Audit Committee.

Executive Employment Agreements. On February 14, 2013, upon the recommendation of the Compensation Committee of the Board, the Board approved the amendment and restatement of the employment agreements that GTx maintains with each of its executive officers, including its named executive officers (the “Executive Employment Agreements”).  Under the existing Executive Employment Agreements, among other things, each of the Company’s executive officers were entitled to cash severance payments equal to one year’s base salary if the executive officer was terminated by the Company without Cause or if the executive officer resigned for Good Reason (as such terms are defined in the Executive Employment Agreements) (each, a “Qualifying Termination”), in either case within six months after a Change of Control (as such term is defined in the Executive Employment Agreements) (such six-month period, the “Severance Trigger Period”). In this regard, the Board approved the amendment and restatement of the existing Executive Employment Agreements to, among other things:

•                  extend the Severance Trigger Period from six months to twelve months;

•                  provide, as an additional severance benefit, the payment of premiums for continued health insurance coverage for up to twelve months following a Qualifying Termination;

•                  to the extent not already included in an individual Executive Employment Agreement, to provide that if the executive officer becomes eligible for severance due to his resignation for Good Reason within twelve months after a Change of Control and the event constituting Good Reason was a material reduction in the officer’s salary, the officer’s severance amount will be based on his salary immediately prior to such reduction;

•                  make certain revisions to the definition of Change of Control in the Executive Employment Agreements, including to specify that, under certain circumstances, a change in the incumbent Board would constitute a Change of Control;

•                  to the extent not already included in an individual Executive Employment Agreement, to include certain non-competition and non-solicitation restrictions applicable to the executive officers; and

•                  provide that compensation paid to an executive officer will be subject to recoupment in accordance with any compensation clawback policy that the Company is required or chooses to adopt.

The Company expects to enter into the amended and restated Executive Employment Agreements, as approved by the Board, with its executive officers in due course. The foregoing summary of the amendment and restatement of the Executive Employment Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Executive Employment Agreements that will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.

Date: February 15, 2013	By:	/s/ Henry P. Doggrell
	Name:	Henry P. Doggrell
	Title:	Vice President, Chief Legal Officer and Secretary